Exhibit I

[Procuraduría de la Administración Letterhead]

August 11, 2005

The Hon. Ricaurte Vásquez Morales

Minister of Economy and Finance

Republic of Panama

P.O. Box 2694, Zona 3

Panama, Republic of Panama

Dear Minister:

I, the Procurador General de la Administración of the Republic of Panama (“Panama”), have reviewed the Republic’s Registration Statement No. 333-120098 on Schedule B (the “Registration Statement”), including the Prospectus dated November 5, 2004 and the Prospectus Supplement dated August 4, 2005 constituting a part thereof, the Fiscal Agency Agreement, as amended by Amendment No. 1 thereto, dated as of September 4, 2003, including the forms of Security attached thereto (the “Fiscal Agency Agreement”) and the Underwriting Agreement that forms part of the Terms Agreement (the “Terms Agreement”) dated August 4, 2005 between Panama and Deutsche Bank Securities Inc. (the “Underwriter”), pursuant to which Panama proposes to offer and sell U.S.$250,000,000 principal amount of its 8.125% Global Bonds due 2034 (the “Global Bonds”). The Global Bonds are a further issuance of, and are consolidated to form a single series with, Panama’s outstanding 8.125% Global Bonds due 2034, of which U.S.$250,000,000 in principal amount were issued on January 28, 2004. The total principal amount of the previously issued Global Bonds and the Global Bonds now being issued will be U.S.$500,000,000.

The issuance of the Global Bonds has been authorized pursuant to Cabinet Decree No. 37 dated October 20, 2004 and Executive Decree No. 75 dated August 4 2005.

It is my opinion that the Global Bonds have been duly authorized, and when executed and delivered by Panama and authenticated pursuant to the Fiscal Agency Agreement and delivered to and paid for by the Underwriters pursuant to the Terms Agreement, the Prospectus (including, without limitation, the applicable Prospectus Supplement) and any amendment or supplement thereto, the Global Bonds will constitute valid and legally binding direct and unconditional obligations of Panama under the present laws of Panama.

I hereby consent to the filing of this opinion as an exhibit to the Annual Report of Panama on Form 18-K for the fiscal year ended December 31, 2003, as amended and to the use of my name under the heading “Validity of the Global Bonds” in the Prospectus Supplement referred to above. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Oscar Ceville
Oscar Ceville
Procurador de la Administración
Republic of Panama